EXHIBIT 24 (POWER OF ATTORNEY)

This certifies that, pursuant to unanimous written consent dated as of December 15, 2003, the board of directors of Franklin Bank Corp. adopted the following resolution:

RESOLVED FURTHER, that each of the undersigned hereby constitutes and appoints the Company, Anthony J. Nocella, Russell McCann, Glenn Mealey and Darlene Tregre, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, and to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Exchange Act, and any rules, regulations and requirements of the SEC in connection with the initial filing by each of the undersigned with the SEC of a report on Form 3 or other relevant form or forms pursuant to Section 16 of such Act, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a member of the Board of Directors of the Company, any and all such form(s), and all amendments thereto, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

By:      /s/ Darlene Tregre
         -------------------------------------
         Name:   Darlene Tregre
         Title:  Secretary of Franklin Bank Corp.

Dated:   December 17, 2003



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